Exhibit 23.2.0

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in the Form 10-K/A of GrafTech International Ltd. of our report dated March 15, 2010, with respect to the consolidated balance sheets of Seadrift Coke, L.P. and Subsidiary as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in partners’ equity, and cash flows for the years then ended, which report appears in the Form 10-K/A of GrafTech International Ltd. dated March 31, 2010.

/s/ Alpern Rosenthal

Pittsburgh, Pennsylvania

March 29, 2010